EX-99.13(A)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-3 of our report dated March 10, 2006, relating to the financial statements which appears in the December 31, 2005 Annual Report to the Contractowners of TIAA Separate Account VA-1, which is also incorporated by reference into the Registration Statement. We also consent to the use in this Registration Statement on Form N-3 of our report dated April 19, 2006, relating to the financial statements of Teachers Insurance and Annuity Association of America which appear in such Registration Statement. We also consent to the references to us under the headings “Condensed Financial Information”, “Independent Registered Public Accounting Firm”, “Experts” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 27, 2006